EXHIBIT 99.1

XOMA Reports Financial Results for Second Quarter 2015

BERKELEY, Calif., Aug. 6, 2015 (GLOBE NEWSWIRE) -- XOMA Corporation (Nasdaq:XOMA), a leader in the discovery and development of therapeutic antibodies, today provided a corporate update and reported its financial results for the quarter ended June 30, 2015.

"We knew our endocrine portfolio would be important to XOMA regardless of gevokizumab's role. Today, it takes center stage," stated John Varian, Chief Executive Officer of XOMA. "Our XMet platform, which is focused on the insulin receptor, has been quite active for several years. We brought XOMA 358, an antibody that reduces the binding of insulin to its receptor, from the bench to the clinic and are ready to enter Phase 2 development in two rare hyperinsulinemic hypoglycemia conditions. We have a second Phase 2-stage asset, as well as several other preclinical- and research-stage programs that provide a critical mass in our endocrine portfolio. In addition, we conducted some very interesting work that has resulted in XOMA 089, an anti-TGF beta monoclonal antibody, which has potential as an important immuno-oncology therapy. We actively are working to out-license those pipeline assets that do not align with our areas of focus as sources of non-dilutive funding to advance those that do."

Mr. Varian continued, "Over the past two weeks, in response to our disappointing EYEGUARD™-B results, we've made some hard decisions. As of the end of August, and in coordination with Servier, we expect to dramatically and quickly reduce our exposure to expenses related to the remaining EYEGUARD clinical development program. We will advance gevokizumab in the ongoing Phase 3 pyoderma gangrenosum program, as the data generated in the EYEGUARD-B study, as well as earlier studies of gevokizumab and other IL-1 therapies, is leading us to believe that IL-1 beta modulation may be best suited for acute, highly inflammatory episodic conditions, such as pyoderma gangrenosum. We are building certain blinded analyses into the studies to allow us to monitor our progress in a thoughtful and disciplined manner."

"Additionally," Mr. Varian stated, "we will launch an effort to consider strategic options for XOMA's manufacturing and biodefense operations to determine if an alliance or other structure could take greater advantage of these valuable capabilities. These collective decisions will be accompanied by organizational changes, and XOMA will be downsized appropriately to support the advancement of XOMA 358 and other endocrine assets. Most of the changes will occur in August; the rest are expected to be completed by the end of the year. These changes will result in a smaller, focused organization staffed to support the growth and development of our endocrine portfolio."

Financial Results

XOMA reported total revenues of $2.5 million in the second quarter ended June 30, 2015, compared with $6.0 million in the corresponding period of 2014. The reduction in 2015 revenues reflects lower activity under the Company's existing contracts with National Institute of Allergy and Infectious Diseases (NIAID) for the development of anti-botulism agents.

Research and development (R&D) expenses for the second quarter of 2015 were $19.7 million, compared with $19.6 million in the corresponding period of 2014.

Selling, general and administrative (SG&A) expenses were $5.1 million in the second quarter of 2015, as compared to $5.2 million in the corresponding quarter of 2014.

For the second quarter of 2015, XOMA had a net loss of $23.8 million, compared with a net loss of $11.9 million for the second quarter of 2014. Excluding non-cash charges related to the revaluation of warrant liabilities, net loss in the quarters ended June 30, 2015 and 2014, was $23.6 million and $19.9 million, respectively.

On June 30, 2015, XOMA had cash, cash equivalents, and short-term investments of $51.0 million. The Company ended December 31, 2014, with cash, cash equivalents, and short-term investments of $78.4 million.

"The Company's principal expenditures over the past several years have been highly associated with the gevokizumab clinical studies, specifically the Phase 3 EYEGUARD and pyoderma gangrenosum programs," stated Tom Burns, Chief Financial Officer of XOMA. "Given the planned reorganizational activities, decreased spending on gevokizumab, and, in particular, our anticipated licensing deals, we expect our operating cash burn to decrease significantly."

Investor Conference Call and Webcast

XOMA will host a conference call and webcast presentation today, August 6, 2015, at 4:30 p.m. EDT / 1:30 PDT. The webcast and presentation can be accessed via the Investors and Media section of XOMA's website at http://investors.xoma.com/events.cfm and will be available for replay until close of business on November 7, 2015. Telephone numbers for the live audiocast are 877-369-6589 (U.S./Canada) and 408-337-0122 (international).

About XOMA Corporation

XOMA Corporation is a leader in the discovery and development of therapeutic antibodies. The Company's innovative product candidates are the result of its expertise in developing ground-breaking monoclonal antibodies, which have created new opportunities to potentially treat a wide range of human diseases. XOMA is developing gevokizumab (IL-1 beta modulating antibody) in a Phase 3 clinical study of pyoderma gangrenosum, a rare ulcerative skin disease. Additionally, XOMA's scientific research has produced the XMet platform, which consists of separate classes of Selective Insulin Receptor Modulators (SIRMs) antibodies. XOMA 358, the lead antibody in the XMetD program, is a monoclonal antibody that reduces both the binding of insulin to its receptor and down-regulates insulin signaling and could have a major effect on the treatment of abnormal metabolic states. XOMA 358 recently completed Phase 1 testing and Phase 2 clinical trials in two hyperinsulinemic hypoglycemic indications are expected to launch in 2015. XOMA also has a library of compounds to advance in clinical development or license to a pharmaceutical partner, including XOMA 089, a novel anti-TGFβ monoclonal antibody that could be a significant advancement in immuno-oncology, and XMetA, which could replace long-acting insulin. For more information, visit www.xoma.com.

About SERVIER

Servier is an independent French pharmaceutical research company with a strong international presence in 146 countries that employs more than 21,400 people worldwide. Its development is based on the continuous pursuit of innovation in the therapeutic areas of cardiovascular, metabolic, neurologic, psychiatric, bone and joint diseases, as well as cancer. In 2014, the company recorded revenue of 4 billion euros, 92 percent of which was generated from sales outside of France, and reinvested 28 percent of the revenue in Research and Development activities. More information is available at: www.servier.com.

Forward-Looking Statements

Certain statements contained in this press release including, but not limited to, statements related to anticipated timing of initiation and completion of clinical trials, Proof-of-Concept trials, anticipated size of clinical trials, the company's strategic options for manufacturing and biodefense, the company's intended organizational changes, sufficiency of our cash resources and anticipated levels of cash utilization, or statements that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. Potential risks to XOMA meeting these expectations are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects. Any forward-looking statement in this press release represents XOMA's views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

XOMA Corporation
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
License and collaborative fees	$ 945	$ 1,201	$ 1,207	$ 2,164
Contract and other	1,594	4,772	3,983	7,219
Total revenues	2,539	5,973	5,190	9,383

Operating expenses:
Research and development	19,692	19,590	39,696	41,136
Selling, general and administrative	5,060	5,160	10,280	10,414
Restructuring	--	--	--	84
Total operating expenses	24,752	24,750	49,976	51,634

Loss from operations	(22,213)	(18,777)	(44,786)	(42,251)

Other income (expense):
Interest expense	(1,007)	(1,110)	(2,123)	(2,236)
Other income (expense), net	(363)	27	1,648	(61)
Revaluation of contingent warrant liabilities	(176)	7,963	(216)	27,964
Net loss	$ (23,759)	$ (11,897)	$ (45,477)	$ (16,584)

Basic net loss per share of common stock	$ (0.20)	$ (0.11)	$ (0.39)	$ (0.16)
Diluted net loss per share of common stock	$ (0.20)	$ (0.17)	$ (0.39)	$ (0.38)

Shares used in computing basic net loss per share of common stock	117,540	106,927	116,870	106,545
Shares used in computing diluted net loss per share of common stock	117,540	114,126	116,870	115,048

Other comprehensive loss:
Net loss	$ (23,759)	$ (11,897)	$ (45,477)	$ (16,584)
Net unrealized (loss) gain on available-for-sale securities	--	(1)	--	7
Comprehensive loss	$ (23,759)	$ (11,898)	$ (45,477)	$ (16,577)

XOMA Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 50,957	$ 78,445
Trade and other receivables, net	2,649	3,309
Prepaid expenses and other current assets	2,117	1,859
Total current assets	55,723	83,613
Property and equipment, net	4,455	5,120
Other assets	665	669
Total assets	$ 60,843	$ 89,402

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$ 4,322	$ 5,990
Accrued and other liabilities	7,441	9,892
Deferred revenue - current	1,786	1,089
Interest bearing obligations – current	15,793	19,018
Accrued interest on interest bearing obligations – current	332	257
Total current liabilities	29,674	36,246
Deferred revenue – long-term	732	1,939
Interest bearing obligations – long-term	32,211	16,290
Contingent warrant liabilities	28,956	31,828
Other liabilities - long-term	556	--
Total liabilities	92,129	86,303

Stockholders' (deficit) equity:
Preferred stock, $0.05 par value, 1,000,000 shares authorized, 0 issued and outstanding	--	--
Common stock, $0.0075 par value, 277,333,332 shares authorized, 117,969,465 and 115,892,450 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	885	869
Additional paid-in capital	1,132,783	1,121,707
Accumulated deficit	(1,164,954)	(1,119,477)
Total stockholders' (deficit) equity	(31,286)	3,099
Total liabilities and stockholders' (deficit) equity	$ 60,843	$ 89,402

CONTACT: Company and Investor Contact:
         Ashleigh Barreto
         510-204-7482
         barreto@xoma.com

         Juliane Snowden
         The Oratorium Group, LLC
         jsnowden@oratoriumgroup.com

         Media Contact:
         Ryan Flinn
         W2O Group
         415-946-1059
         rflinn@w2ogroup.com